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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 15, 2001
                                                  ---------------


                             MICROSEMI CORPORATION
                             ---------------------
            (Exact name of Registrant as specified in its charter)

         Delaware                         0-8866                  95-2110371
----------------------------          -------------           --------------------
(State or other jurisdiction           (Commission              (I.R.S. Employer
    of incorporation)                  File Number)            Identification No.)

       2381 Morse Avenue, Irvine, California                   92614
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      (Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code  (949) 221-7100
                                                    --------------

                               --------------

        (Former name or former address, if changed, since last report)

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Item 2.  Acquisition or Disposition of Assets

         (a) On August 15, 2001, the Registrant's wholly-owned subsidiary and Compensated Devices, Inc. consummated a purchase and sale of assets. Micro CDI Acquisition Corp., a wholly-owned subsidiary of the Registrant, plans to operate the acquired business or assets at the same four physical locations in Melrose, Massachusetts where the seller had operated them prior to August 15, 2001. Prior to August 15, 2001, affiliates of the shareholders of Compensated Devices, Inc. had leased to Compensated Devices, Inc. the four principal premises where it conducted business operations. Those leases were terminated as part of this transaction, and Micro CDI Acquisition Corp. has entered into new leases with those same affiliated entities. For these assets the Registrant's subsidiary has paid approximately $7.7 million in cash to the seller, approximately $3.9 million in the form of the Registrant's one-year promissory note, approximately $1.4 million was paid in the form of repayment of loans made by a bank, and the balance consisted of assumption of specified obligations in the amount, aggregately, of approximately $1.0 million. The parties arrived at the price and terms on the basis of negotiations which resulted in a letter of intent signed and announced by the Registrant in early June, 2001. The Registrant's funding of Micro CDI Acquisition Corp.'s acquisition consisted of contributing or loaning some cash on hand. Compensated Devices, Inc. and its shareholders previously had no material relationship with the Registrant, its directors or officers, or their respective associates.

         (b) The assets include semiconductor manufacturing and testing equipment. The Registrant will continue to put this equipment to use in manufacturing and testing semiconductors.

Item 9.  Regulation FD Disclosure

         Item 2 is incorporated into this Item by this reference.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MICROSEMI CORPORATION
                                               (Registrant)


Date:  August 16, 2001                   By:  /s/ David R. Sonksen
                                         -----------------------------
                                         David R. Sonksen, Executive Vice
                                         President, Treasurer, Chief Financial
                                         Officer and Secretary

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